Exhibit 10.3

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Cooperation Agreement

Between

Wuxi Rongke Zhidi Real Estate Development Co., Ltd.

And

Wuxi Sohu New Momentum Investment Co., Ltd.

September 30, 2010

1

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

This cooperation agreement (herein refer to “the Agreement”) is signed between parties as below on September 30, 2010:

A	Wuxi Sohu New Momentum Investment Co., Ltd., a foreign-funded company incorporated and existing according to the laws of China with registered address: No. 8, Anguo Road, Anzhen Street, Xishan District, Wuxi (“Sohu New Momentum”);

B	Wuxi Rongke Zhidi Real Estate Development Co., Ltd., a real estate development company incorporated and existing according to the laws of China with registered address: No. 88, Zhouxin Middle Road, Taihu Street, Binhu District, Wuxi (“Wuxi Rongke”);

Whereas

1	Wuxi Rongke intends to develop * real estate project and * residence project (“Real Estate Projects”) in Wuxi ;

2	Wuxi Rongke hopes to introduce funds to its development of the Real Estate Projects and Sohu New Momentum has agreed to provide funds.

Therefore, both parties enter an Agreement as follows:

1.	Definitions and interpretations

1.1	Unless specified otherwise, the following terms are defined as below:

“Loan” refers to a loan of RMB 500 million in total provided by Sohu New Momentum to Wuxi Rongke according to provisions of this Agreement. The Loan can be provided by Sohu New Momentum through Wuxi Branch of Shanghai Pudong Development Bank Co., Ltd. (“Pudong Development Bank”) in the form of a consignment loan.

“Loan Pledge Agreement” refers to “Equity Pledge Agreement” signed between Beijing Rongke Zhidi Real Estate Development Co., Ltd. the shareholder of Wuxi Rongke, and Sohu New Momentum.

“China” refers to People’s Republic of China.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

1.2	The laws of China

“The laws of China” as referred to in this Agreement includes any public promulgation of laws, regulations, rules, and regulatory documents officially issued by any authority of China (including central government, provinces, municipalities and others) and should be interpreted with terms corrected or modified from time to time. For purposes of this Agreement, “the laws of China” should exclude the laws of Hong Kong Special Administrative Zone, Macao Special Administrative Zone and Taiwan.

1.3	Titles

The titles of the terms in this Agreement are for reference only and should not affect the interpretation of this Agreement.

2.	Amount and term of borrowing

2.1	The Loan provided by Sohu New Momentum to Wuxi Rongke is 500 million Yuan (RMB 500,000,000.00) in total. Sohu New Momentum may provide the Loan through Pudong Development Bank in the form of a consignment loan. Sohu New Momentum and Wuxi Rongke signed a consignment loan agreement with Pudong Development Bank. Both parties confirm that the agreed upon interest rate and term of the consignment loan agreement is consistent with this Agreement;

2.2	The borrowing term under this Agreement is one year from the date on which Sohu New Momentum issues the Loan to Wuxi Rongke to the one year anniversary (“Borrowing Term”) unless as provided below.

2.3	Notwithstanding the provisions above, within 30 days before the Borrowing Term expires, if Sohu New Momentum provides unilateral written notice, this Agreement shall be extended up to 6 months from the day after the expiration of the Borrowing Term. In the same way, within 30 days before the expiration of each extended Borrowing Term, if Sohu New Momentum provides unilateral written notice , this Agreement should be extended according to principles foresaid until the earlier of the following dates: (1) Sohu New Momentum to give written notice to Wuxi Rongke not to extend; or (2) Wuxi Rongke breaches the terms of this Agreement or requests termination of this Agreement before the schedule for any other reason that is reasonable in the opinion of Sohu New Momentum. The extension of the agreement shall become effective from the date on which Sohu New Momentum sends an extension notice to Wuxi Rongke.

3.	Interest of borrowing

3.1	Unless otherwise agreed upon, the annual interest rate of the Loan provided by Sohu New Momentum to Wuxi Rongke is 3.8% under this Agreement.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

3.2	Wuxi Rongke shall pay interest (the payment shall be paid through Pudong Development Bank for the consignment loan) to Sohu New Momentum on or before the 20th day of the end of each calender quarter. If this Agrement is terminated before the schedule, Wuxi Rongke shall pay interest pro rata on the day when the principal of the Loan is repaid. All amounts under this Agrement shall be used to pay interest due first and then used to pay the outstanding Loan principal. If Wuxi Rongke fails to pay the interest due, interest will be accrued on such overdue interest from the due date of such interest and will be calculated at the same interest rate of the principal. Wuxi Rongke should remit all interests to a domestic RMB account designated by Sohu New Momentum and should not deduct bank commission charges, transfer fees, taxes or similar fees, except the fees allowed to be deducted under this Agreement.

4.	Right to enjoy dividends

4.1	Under this Agreement, if the Borrowing Term is extended to March 31, 2014 through a written notice sent by Sohu New Momentum to Wuxi Rongke, Sohu New Momentum will enjoy 20% of after-tax profits of each of * (“ * ” which is an affiliate of Wuxi Rongke and has obtained the ownership of * and is developing the * real estate project) and * (“ * ” which is a subsidiary of Wuxi Rongke, which owns and is developing the * real estate project) as dividends. The key points of * and * real estate projects developed by * and * that have been confirmed by both parties will be found in Appendix 1 of this Agreement.

4.2	If Sohu New Momentum enjoys right over dividends according to this term, it may choose the higher one between (1) interest that should be acquired at current year and (2) dividends of * and * that should be acquired according to this term as incomes receivable of Sohu New Momentum from lending funds to Wuxi Rongke. If Sohu New Momentum chooses dividends, the interest paid by Wuxi Rongke will become an integral part of the dividend and be deducted from the dividend.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

4.3	If Sohu New Momentum choose dividends, Wuxi Rongke shall begin to calculate the dividends payable to Sohu New Momentum in terms of the following formula: “Dividends = (sale income at the current period X anticiapted net profit of overall project – income tax belonging to current period) X 20%” and shall pay Sohu New Momentum on a quarterly basis. Sohu New Momentum has the right to require Wuxi Rongke, * and * to provide sale breakdowns and relevant financial data and to verify such information. Wuxi Rongke shall be responsible for coordinating and ensuring that * and * satisfy requirements of Sohu New Momentum and provide all relevant materials. Wuxi Rongke shall be responsible for coordinating and ensuring that * and * commit that no dividend is distributed before March 31, 2014.

5.	Share transformation

If Sohu New Momentum choose dividends, in order to realize the dividend, Wuxi Rongke agrees after March 31, 2014 to urge shareholders of each of * and * to grant Sohu New Momentum the right for Sohu New Momentum or any third party appointed by Sohu New Momentum to purchase 20% of equity shares of * and /or * (the “Option”). Among them, the purchase price of the 20% of equity shares of * is RMB 350 million and the purchase price of the 20% of equity shares of * is RMB 150 million. Sohu New Momentum may exercise the Option to purchase 20% of equity shares of either of * and * or both. Wuxi Rongke agrees to require * and * and their shareholders to sign a “Letter of Agreement” specified in Appendix 2 when signing this Agreement.

6.	Loan mortgage

6.1	To guarantee the repayment of the Loan, Wuxi Rongke shall provide Sohu New Momentum with the following loan mortgages:

(a).	Wuxi Rongke will cause its shareholder, Rongke Zhidi Real Estate Co., Ltd. to pledge 100% of the equity shares of Wuxi Rongke held by it to Sohu New Momentum. In connection therewith, Wuxi Rongke will cause its shareholder to sign an “Equity Pledge Agreement” with Sohu New Momentum as provided in Appendix 3 of this Agreement.

(b).	The effectiveness of above loan mortgage and relevant Equity Pledge Agreement should be independent form this Agreement. In any event, the invalidity of this Agreement does not affect the validity of any Equity Pledge Agreement.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

7.	Handling and Issuance of Loan

Within 20 business days after this Agreement becomes effective, Sohu New Momentum, Wuxi Rongke and Pudong Development bank shall work together to complete all procedures of the consignment loan.

Within 30 business days after this Agreement becomes effective, Sohu New Momentum shall issue the Loan to the bank account designated by Wuxi Rongke.

8.	Purpose of Loan

The Loan under this Agreement should be used for development, sale and operation of the Real Estate Projects of Wuxi Rongke. Without the prior written approval of Sohu New Momentum, Wuxi Rongke cannot change the purpose of the borrowing unilaterally.

9.	Repayment of Loan

9.1	Within 7 business days from the next business day of the expiration date of the Borrowing Term or termination of this Agreement before schedule, Wuxi Rongke shall pay off all unpaid principals and interests of the Loan to a bank account designated by Sohu New Momentum in full by means of one payment.

9.2	If Wuxi Rongke requests to repay the Loan to Sohu New Momentum before schedule, it should submit a written application to Sohu New Momentum 30 days in advance and then repay the Loan before the schedule after written agreement of Sohu New Momentum.

9.3	In the event of any of the following circumstances, Sohu New Momentum has the right to declare immediate expiration of the Loan, send a written notice to Wuxi Rongke to require immediate withdrawal of the Loan issued, take corresponding measures by law simultaneously and require Wuxi Rongke to bear the liabilities for breach of contract:

(a).	Wuxi Rongke refuses to provide Sohu New Momentum with financial data or provides Sohu New Momentum with financial data that is false or withholds important financial data, or refuses to accept the supervision of Sohu New Momentum on the conditions of its Loan use and relevant activities of production, operation and finance;

(b).	Wuxi Rongke clearly expresses or expresses by its conduct that it will not perform any obligations of this Agreement or fails to perform any obligation under this Agreement;

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(c).	According to the reasonable judgment of Sohu New Momentum, any event that may adversely influence Wuxi Rongke’s performance of the obligation under this Agreement, including without limitation Wuxi Rongke entering or possibly entering into, bankruptcy or liquidation procedure, insolvency, closure, major loss or damage, etc.

(d).	Wuxi Rongke seriously violates its obligations under other agreement(s), including without limitation bank borrowing contract, engineering construction contract, and other contracts, leading to serious legal liability, deteriorate financial conditions, or threaten its performance of the obligations under this Agreement;

(e).	Without the prior written consent of Sohu New Momentum, Wuxi Rongke directly or indirectly transfers or disposes all or any part of its Real Estate Projects or other significant assets; or Rongke Zhidi Real Estate Co., Ltd. directly or indirectly transfers the shares of Wuxi Rongke held by it.

10.	Rights and obligations

10.1.	The rights and obligations of Wuxi Rongke are as follows:

(a).	Wuxi Rongke ensures that the purpose of the Loan under this Agreement conforms to laws, rules, administrative regulations, regulations of departments, industrial codes and “Articles of Association” of the company and it has obtained all necessary related permits and authorizations.

(b).	Wuxi Rongke will accept the investigation, understanding and supervision of Sohu New Momentum on the conditions of use of the Loan under this Agreement.

(c).	Wuxi Rongke will actively cooperate with Sohu New Momentum in the investigation, understanding and supervision of the development, sale, operation and financial status of its Real Estate Projects; Wuxi Rongke will provide copies of financial statements of the three companies including Wuxi Rongke, * and * such as the Balance Sheet, Income Statement and Cash Flow Statement and corresponding audit report (if any) according to requirements of Sohu New Momentum.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(d).	Wuxi Rongke commits that, it will immediately notify Sohu New Momentum in writing if any event or circumstance places its normal operation or Real Estate Projects in danger or cause a significant threat to its performance of repayment obligation under this Agreement.

(e).	Wuxi Rongke should not transfer any of its obligations and debts under this Agreement to any third party.

(f).	Wuxi Rongke is responsible for handling and performing procedures related to the borrowing, principal repayment and loan mortgage under this Agreement, including, but not limited to procedures of review, approval, registration, approval or filing of mortgage. Sohu New Momentum shall provide relevant coordination and assistance.

10.2.	The rights and obligations of Sohu New Momentum are as follows:

(a).	Sohu New Momentum ensures that it will issue the Loan to Wuxi Rongke according to provisions of this Agreement.

(b).	If Sohu New Momentum needs to transfer its creditor’s rights under this Agreement to any third party, it does not need to obtain Wuxi Rongke’s consent, but it shall notify Rongke after the creditor’s right transfer agreement is signed.

(c).	Sohu New Momentum has the right to request the review of financial statements of Wuxi Rongke such as the Balance Sheet, Income Statement and Cash Flow Statement and corresponding audit report.

11.	Liabilities for breach of contract

11.1	If Wuxi Rongke breaches Section 9.3 of this Agreement, according to this Agreement, Wuxi Rongke shall repay all loans and pay loan interest and a penalty, i.e., 20% of dividends of profits after tax of the then current year of * and * .

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

11.2	Right of offset: whereas Beijing Sohu New Media Information Technology Co., Ltd. (Sohu New Media) and Beijing Sohu New Momentum Information Technology Co., Ltd. (Beijing Sohu New Momentum), the related companies of Sohu New Momentum signed a “Beijing Commercial Housing Pre-sale Contract” with Beijing Rongke Zhidi Real Estate Development Co., Ltd, a related company of Wuxi Rongke, about purchasing Rongke Office Building D, and Beijing AmazGame Age Internet Technology Co., Ltd. (“AmazGame Age”), a related company of Sohu New Momentum have signed a “Cooperation Agreement” with Beijing Rongke Jingyuan Real Estate Development Co., Ltd., a related company of Wuxi Rongke to purchase an office building, according to agreement foresaid, Beijing Sohu New Media Information Technology Co., Ltd., Beijing Sohu New Momentum Information Technology Co., Ltd. and Beijing AmazGame Age Internet Technology Co., Ltd. will pay for the building purchase to Beijing Rongke Zhidi Real Estate Development Co., Ltd. and Beijing Rongke Jingyuan Real Estate Development Co., Ltd. in phases. Therefore, Sohu New Momentum and Wuxi Rongke herein agree that, if Wuxi Rongke is required to pay any amount (including, but not limited to repayment of borrowing and payment of penalty) to Sohu New Momentum for any violation by Wuxi Rongke of any term of this Agreement, Sohu New Momentum has the right to deduct the corresponding amount from the payment for the building purchase that should be paid by Sohu New Media, Beijing Sohu New Momentum and AmazGame Age to Beijing Rongke Zhidi Real Estate Development Co., Ltd. and Beijing Rongke Jingyuan Real Estate Development Co., Ltd. to set off the amount payable by Wuxi Rongke to Sohu New Momentum. Both parties of this Agreement will urge Beijing Sohu New Media Information Technology Co., Ltd., and Beijing Sohu New Momentum Information Technology Co., Ltd., Beijing AmazGame Age Internet Technology Co., Ltd., Beijing Rongke Zhidi Real Estate Development Co., Ltd. and Beijing Rongke Jingyuan Real Estate Development Co., Ltd. to agree to this term and sign the “Letter of Agreement” provided in Appendix 4.

11.3	During the effective period of this Agreement, any behavior of any party in violation of any term of this Agreement will constitute a breach of the Agreement. The breaching party shall compensate for the loss of the non-breach party caused by such breach.

12.	Confidentiality

12.1	Both parties agree on that all contents of this Agreement, any confidential information communicated or provided by another party and the fact that both parties have signed this Agreement (confidential information in general) shall be kept secret and not be disclosed or leaked to any third party in any form or name except in the following circumstances:

(a)	Both parties may provide the confidential information to their respective parent companies/institutions;

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

(b)	Both parties may provide the confidential information to their own legal consultants, financial consultants or professional or voluntary legal consultants (consultants). However, both parties shall ensure that their own consultants keep the confidential information secret;

(c)	Both parties may provide the confidential information to the government authorities whose approvals are required for the effectiveness of the transaction;

(d)	Both parties may disclose confidential information according to the provisions of applicable laws or relevant stock exchanges or requirements of judiciary authorities;

(e)	If confidential information is disclosed or leaked by any third party for any reason, both parties may in good faith clarify the situation according to the disclosure or leakage of confidential information;

(f)	Both parties agree in writing to disclose any confidential information to the media or any other third party.

12.2	This term will survive the termination of this Agreement.

13.	Applicable law and dispute resolution

13.1	The agreement is governed and interpreted with laws of China.

13.2	Both parties should make all reasonable efforts to amicably settle any dispute arising out of or related to this Agreement, including any problems (disputes) related to its existence, effectiveness, performance or termination. If one party notifies the other party that a dispute has occurred and both parties fail to settle the dispute within 30 business days from the date on which the notice arrives, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission (Arbitration Commission) and arbitrated according to the arbitration rules applicable when the applying for arbitration in Beijing. The rules will be deemed as an integral part of this Agreement during its period of its effectiveness. The arbitration court is composed of three arbitrators. Among them two are selected by applicant and respondent respectively or appointed by director of Arbitration Commission under consignment within 15 days from the date on which the arbitration notices are received by the parties. If applicant and respondent fail to select or entrust the director of Arbitration Commission with appointing the arbitrators, the director of Arbitration Commission will appoint the arbitrators. The third arbitration, the chief arbitrator, should be jointly selected by both parties or appointed by the director of Arbitration Commission under joint consignment of both parties. The arbitration language is Chinese.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

13.3	Decision of arbitration should be final and binding upon both parties (whether or not they are parties to the arbitration proceedings), and can be enforced by any court or judiciary authority with jurisdiction over the arbitration decision and the parties and their properties.

13.4	During arbitration, this Agreement shall be performed continually except the part in dispute and arbitration.

14.	Notice

14.1	Any notice or communication under this Agreement shall be prepared in writing and written in Chinese, signed by the party to deliver or communicate, and sent to the address of the other party specified in Section 14 or as updated from time to time by fax, registration letter, express mail or email. In the absence of evidence of receipt at an earlier time, the notice sent by fax, registered letter, express or email should be deemed to be served as follows:

(a).	12 hours after the notice is sent by fax;

(b).	7 business days after the notice is posted by registered letter for non international letter and 10 business days for international letter;

(c).	5 business days after the notice is sent by express for non international letter and 10 business for international letter;

(d).	12 hours after the notice is sent by email.

14.2	For the purpose of Term 11, the addresses of both parties are as follows:

Wuxi Sohu New Momentum Investment Co., Ltd.:

address: F 15, Sohu Network Building, Zhongguancun East Road No.1, Haidian District, Beijing

Recipient: Zhou Jing         E-mail: jasminezhou@sohu-inc.com

Mobile phone: 13910923092         Fax: 010-62726588

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Wuxi Rongke Zhidi Real Estate Development Co., Ltd.:

address: Old Building of Hubin Hotel, Huanhu Road No. 1, Hubin District, Wuxi

Recipient: Fu Liping         E-mail: fulp@raycomchina.com

Mobile phone: 15061580017         Fax: 0510-85132805

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

15.	Other terms

15.1	This agreement shall be binding on inheritor(s) and assignee(s) of both parties. Without the written consent of the other party, no party should transfer any of its rights and obligations under this Agreement to any third party.

15.2	Any omission or delay of any party for any right, power or privilege under this Agreement shall not be deemed as wavier of this right, power or privilege. Any wavier or partial wavier of any right, power or privilege shall not influence any future exercise of the right, power and privilege.

15.3	Invalidation or unenforceability of any term or any part of a term in this Agreement shall not influence the validity or enforceability of the other terms or the uninfluenced parts of the terms, or the validity or enforceability of this Agreement. Especially if any or all terms of this Agreement are invalid according to decision of the arbitration court or a court with jurisdiction for any reason, the effectiveness of the other terms of this Agreement or loan mortgage agreement signed by related parties will not be influenced or impaired.

15.4	This Agreement is effective from the date on which the respective legal representatives or authorized representatives of both parties sign it to the date when all rights and obligations under this Agreement have been performed. No modification is allowed without the written consent of both parties.

15.5	If during the performance of this Agreement, this Agreement needs to be modified and both parties agree to modify the Agreement, both parties will sign a separated supplementary agreement.

15.6	This Agreement is written in Chinese in four copies. Each party holds two copies with the same legal effect.

15.7	If there is any conflict between any term of this Agreement and any agreement (such as the consignment loan contract) signed between both parties of this Agreement about a loan matter, this Agreement shall prevail.

(No text below)

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

This Agreement is signed by the legal representatives or the duly authorized representatives of both parties on the date specified on the first page.

Wuxi Sohu New Momentum Investment Co., Ltd. (seal)

Authorized representative: Yu Chuyuan
Position: Chairman

Wuxi Rongke Zhidi Real Estate Development Co., Ltd. (seal)

Authorized representative:     Sun Jie

Position: Chairman